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                                                                    EXHIBIT 99.2

CONTACTS:

(MEDIA):     TONY LENTINI           (713) 296-6227
             BILL MINTZ             (713) 296-7276

(INVESTOR):  ROBERT DYE             (713) 296-6662

(WEB SITE):  www.apachecorp.com

                                           FOR RELEASE AT 7:45 A.M. CENTRAL TIME

                   APACHE, AMERADA HESS COMPLETE TRANSACTIONS
                             IN EGYPT, PERMIAN BASIN

         HOUSTON, Jan. 17, 2006 -- Apache Corporation (NYSE, Nasdaq: APA) today said that it has completed the sale of its 55 percent interest in the deepwater section of Egypt's West Mediterranean Concession to Amerada Hess Corporation for $413 million.

         Apache also completed its purchase of Amerada Hess's interests in eight fields located in the Permian Basin of West Texas and New Mexico, six of which are operated, for $269 million. Apache estimates the acquired interests have proved reserves of 27 million barrels of liquid hydrocarbons and 27 billion cubic feet of natural gas equivalent at year-end 2005. The fields have a current net production of 3,000 barrels of oil, 6 million cubic feet of gas and 285 barrels of natural gas liquids per day. The number of properties involved in this transaction was reduced as a result of third parties exercising their preferential rights to purchase additional interests in some of the fields.

         Apache President and Chief Executive Officer G. Steven Farris said, "These transactions enable Apache to concentrate on our rapidly growing onshore concessions in Egypt's Western Desert while expanding our production in the United States."

         Apache Corporation is a large oil and gas independent with core operations in the United States, Canada, Egypt, Australia and the United Kingdom sector of the North Sea.

                                      -end-

         This news release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production from acquired properties. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions and uncertainties. There is no assurance that Apache's expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements.